Madison, CT Resident Joins Bankwell Financial Group Board

The Board of Directors of Bankwell Financial Group, the holding company for Bankwell Bank, has announced that Madison resident Raymond W. Palumbo joined the Company’s and Bank’s Boards on October 1, 2014.

Mr. Palumbo is President and Chief Executive Officer at Underwater Construction Corporation, a Global Company specializing in Commercial Diving primarily servicing the power generation and infrastructure sectors, and headquartered in Essex, CT.

Blake Drexler, Executive Chairman of Bankwell Financial Group, notes, “Ray has extensive experience and background in banking and commercial lending, and a strong understanding of the New Haven market.  I am confident that in his new capacity as a Bankwell Director, he will further bolster our ability to effectively grow the bank and support the needs of the New Haven community.”

Mr. Palumbo previously was Vice Chairman and Audit Committee Chair of Quinnipiac Bank and Trust.  Mr. Palumbo has held positions in banking as Vice President of Commercial Lending for Webster Bank and Vice President and CFO of Shoreline Bank and Trust. Mr. Palumbo holds a BS in Accounting from Quinnipiac University.

Mr. Palumbo, his wife Lisa and their two daughters, Ava and Isla reside in Madison.

About Bankwell Financial Group

Bankwell is a commercial bank that serves the banking and lending needs of residents and businesses throughout Fairfield County, CT.  For more information about this press release, interested parties can contact Blake S. Drexler, Executive Chairman or Ernest J. Verrico, CFO of Bankwell Financial Group at (203) 972-3838.

For more information, visit www.mybankwell.com.